UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 20, 2005

Amphenol Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-10879	22-2785165
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		Number)

358 Hall Avenue
Wallingford, Connecticut	06492
(Address of principal executive offices)	(Zip Code)

(203) 265-8900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

        ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

                Section 3.03A of the New York Stock Exchange (“NYSE”) Listed Company Manual requires NYSE-listed companies to disclose in their annual proxy statements (1) the name of the non-management director who is chosen to preside at all regularly-scheduled executive sessions of the non-management members of the board of directors and (2) a method for interested parties to communicate directly with the presiding director of non-management director meetings or with the non-management members of the board of directors as a group.  Amphenol Corporation (the “Company”) inadvertently omitted this information from its annual proxy statement dated April 25, 2005, and provides that information in this Current Report on Form 8-K.

                The non-management directors of the Company meet in executive session following the conclusion of each meeting of the board of directors and each committee meeting.  The chairperson of the executive committee of the board of directors presides at the non-management executive session following each meeting of the board of directors.  The director presiding at the non-management executive session following each meeting of a committee of the board of directors is the director who is the chairperson of the respective committee.  The board of directors of the Company currently has five standing committees, each of which is chaired by a non-management member of the board of directors.

                Interested parties wishing to communicate directly with the non-management members of the board of directors individually or as a group may do so in writing c/o Secretary & General Counsel, Amphenol Corporation, 358 Hall Avenue, Wallingford, CT 06492.  The mailing envelope should contain a clear notification that the enclosed letter is a “Non-management Shareholder Communication.”  All communications will be promptly forwarded to the appropriate directors for their review, except that the board of directors has instructed the General Counsel not to forward solicitations, bulk mail, communications that address improper or irrelevant topics or requests for general information.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2005	THE AMPHENOL CORPORATION

	By:	/s/ Edward C. Wetmore
		Name:	Edward C. Wetmore
		Title:	Vice President, Secretary and General Counsel